Exhibit 10.15
Discovery Communications, LLC
One Discovery Place
Silver Spring, MD 20910
July 30, 2008
Mr. John S. Hendricks
Discovery Communications, LLC
One Discovery Place
Silver Spring, MD 20910
Dear John:
     This letter supersedes our letter agreement dated June 29, 2004, regarding your position with Discovery Communications, Inc., and will be effective with the consummation of the transactions (collectively, the “Merger”) contemplated in the Form S-4 recently filed by “new” Discovery Communications, Inc. (“DCI”).
     For a period of ten years, commencing on the consummation of the Merger, you will be employed as a senior executive of DCI, with the title of Founder. You will report solely to the Board of Directors of DCI (“Board”). Subject to the Board’s assignment of other responsibilities, you will continue to serve as DCI’s creative leader, its conscience, and an advisor to and sounding board for its Chief Executive Officer.
     Your employment is “at will” and may be terminated at any time by the affirmative vote of a majority of the members of the Board (excluding you). We currently contemplate that you will be nominated for the position of Chairman of the Board, but your election to (and removal from) that position is subject to the affirmative vote of a majority of the Board, and is further subject to the special class voting rights of DCI’s Series A convertible preferred stockholders.
     During the term of your employment, your annual salary shall be $1,000,000 and your annual incentive compensation will be targeted at 60% of your annual salary, each subject to annual adjustment by the Board. The amount of any annual incentive compensation shall be determined by the Compensation Committee in its sole discretion. You will be eligible to participate in the employee benefits arrangements that DCI makes available to its senior management generally. If you serve on the Board during the term of your employment with DCI, you will not be entitled to receive any additional compensation for such Board service.
     Your equity compensation is addressed in a separate Equity Stake Transition Term Sheet. Any additional equity participation will be determined at the sole discretion of the Board and its Compensation Committee.

Mr. John S. Hendricks
July 30, 2008

     If you have any questions or require any additional information about the foregoing terms, please let me know. Otherwise, please acknowledge your agreement with the foregoing by signing in the space below and returning the executed copy to me by email or by facsimile.

Sincerely,

THE COMPENSATION COMMITTEE OF
DISCOVERY COMMUNICATIONS, LLC

By:	/s/ Robert R. Bennett

Robert R. Bennett

By:	/s/ Robert J. Miron

Robert J. Miron

AGREED AND ACCEPTED:

/s/ John S. Hendricks	July 30, 2008

John S. Hendricks